Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
May 31, 2006	Media: Bruce Steimle +1 832 513 1111 Analysts: Marty Spake +1 832 513 1245
CB&I REPORTS 2005 RESULTS
THE WOODLANDS, Texas — May 31, 2006 — CB&I (NYSE: CBI) has filed its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2005, with the U.S. Securities and Exchange Commission. The report can be accessed through the investor relations section of the Company’s Web site at www.CBI.com.
For the year ended Dec. 31, 2005, new business taken grew in all geographic segments, increasing 25% to a record $3.3 billion, compared with $2.6 billion in 2005. Notable awards during the year included significant refinery expansion projects in North America, a large natural gas processing plant in South America, a liquefied natural gas (LNG) import terminal in China, large gas and petrochemical storage projects in the Middle East, and two LNG terminal projects in the United Kingdom (UK). Backlog at Dec. 31, 2005, increased 37% to a record $3.2 billion, compared with $2.3 billion at the end of 2004.
Revenue in 2005 increased 19% to a record $2.3 billion, compared with $1.9 billion in 2004, with growth reported in all geographic segments and major technologies. Revenue grew 20% in North America, primarily as a result of higher backlog and a larger volume of process-related work. Revenue growth of 15% in the Europe, Africa, Middle East region resulted from the significant LNG projects under way in the UK. A 27% increase in the Asia Pacific segment was due mainly to higher volume in Australia, while a 12% increase in Central and South America was a result of higher backlog and increased new awards.
Net income for 2005 was $16.0 million or $0.16 per diluted share, compared with net income of $65.9 million or $0.67 per diluted share for 2004. As disclosed in the 10-K Report, the Company restated second quarter 2005 results (reducing second quarter earnings by $0.06 per share), in substantial part due to subcontractor cost growth issues on two projects and timing issues related to the segmentation and derivatives factors described below. However, the majority of the impacts to net earnings occurred in the third quarter. Factors that affected net income from the Company’s original 2005 full-year guidance were:

•	Project Losses — Three loss projects accounted for a $70.1 million decrease in gross profit or $0.47 per share. Losses were due to numerous factors including adverse weather conditions, engineering changes, increased operating costs, and costs associated with unapproved change orders/claims for which the Company has not recognized revenue.

•	Margin Erosion — The Company incurred increased costs on a small number of projects, reducing profitability by $40.5 million or $0.27 per share. Several factors that contributed to this erosion were tight market conditions in the Gulf Coast of the United States, lower productivity, project delays, and costs associated with unapproved change orders/claims for which the Company has not recognized revenue.

•	Tax — Income tax expense for 2005 was $28.4 million or 59.3% of pre-tax income. This compares with $31.3 million, or 32.6% of pre-tax income in 2004. The rate increase which accounted for a $0.13 per share impact was due to a number of factors including the establishment of valuation allowances against foreign losses, and the Company’s U.S./non-U.S. income mix.

•	Segmentation — Gross profit and revenue on certain contracts were not calculated on a total contract basis after intercompany activity was eliminated. Although this timing issue does not affect the expected overall profitability of these contracts, it decreased 2005 gross profit by $11.9 million or $0.08 per share.

•	Foreign Currency Derivatives — Losses on derivative contracts were incurred on certain foreign currency derivatives used to hedge materials purchases. These non-cash losses amounted to $4.8 million or $0.03 per share.

•	Legal and Audit Fees — The Company incurred unanticipated and significantly increased legal and audit fees due to the Audit Committee inquiry referred to below and other associated activities. The increased fees accounted for $3.6 million or $0.02 per share.

•	Offsetting Factors — Partly offsetting the overall decrease in earnings was a gain from the sale of non-core-business related technology and lower than planned expenditures for medical plans and incentive compensation. Together, these positive offsets totaled $26.6 million or $0.18 per share.
The Company ended 2005 with cash and cash equivalents of $334.0 million, compared with $236.4 million at Dec. 31, 2004. Capital expenditures for 2005 were $36.9 million, compared with $17.4 million in 2004. CB&I had cash in excess of debt of $281.6 million at Dec. 31, 2005.
CB&I’s 2005 Report on Form 10-K and on Form 8-K also discusses the recently completed inquiry of the Audit Committee of our Supervisory Board and the Company’s

review of internal control over financial reporting. Two material weaknesses were identified pertaining to entity level controls and project accounting. In light of these two weaknesses, the Company performed additional analyses and other procedures to ensure that its financial statements were prepared in accordance with U.S. generally accepted accounting principles. These measures included, among other things, an extensive review of certain existing contracts to ensure proper reporting of financial performance. Management has implemented or will implement enhancements to its internal control over financial reporting to address the material weaknesses and add additional rigor to internal controls.
“We have conducted a comprehensive evaluation of approximately 80% of our backlog since the Audit Committee inquiry began in October,” said Philip K. Asherman, CB&I’s President and CEO. “The inquiry, which focused on allegations of accounting improprieties in the preparation of the draft financial results for the third quarter of 2005, is finished. We are satisfied that we have identified the issues and are taking the necessary corrective measures, and our outside auditor has issued an unqualified opinion on our 2005 financial statements.”
Asherman continued, “The projects we noted in both our October and February announcements are all completed or nearly completed. Furthermore, the nature of the issues previously disclosed has not changed, except for a substantial increase to our effective tax rate and the additional impact resulting from incorrectly applying specific criteria for calculating revenue and gross profit for segmentation. As a result of this thorough retrospective evaluation, I am confident in the strength of our backlog. In addition, based on the positive feedback I’ve received from our loyal customer base and employees, I am convinced that we will capitalize on our core strengths and the dynamic market conditions well into the future.”
CB&I will host a conference call at 9 a.m. Central time (10 a.m. EDT) Thursday, June 1, 2006, to discuss financial and operating results, and answer questions from investors.
The conference call will be broadcast live over the Internet. To access the webcast and slide presentation, go to www.shareholder.com/cbi/medialist.cfm and select the conference call link. Please log on to this Web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. The webcast can also be accessed from the investor relations section of CB&I’s Web site (www.CBI.com) by selecting “Presentations and Webcasts”.
For those who are unable to participate in the live call, the webcast of the conference call will be available at the Web sites listed above following the event. In addition, a replay of the conference call can be accessed by telephone at 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside the U.S.), passcode 1068845. Both the archived webcast and telephone replay will be available until close of business June 8, 2006.

Any statements made in this release that are not based on historical fact are forward-looking statements and represent management’s best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company’s ability to realize cost savings from its expected performance of contracts, the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price, target price or similar contracts; risks associated with percentage-of-completion accounting; the Company’s ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, components, materials, labor or subcontractors; weather conditions that may affect performance and timeliness of completion, which could lead to increased costs and adversely affect the costs or availability of, or delivery schedule for, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company’s customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company’s revenue; lower than expected growth in the Company’s primary end markets, including but not limited to LNG and clean fuels; risks inherent in the Company’s acquisition strategy and its ability to obtain financing for proposed acquisitions; the Company’s ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including pending securities class action litigation and the potential effect on the Company’s business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company’s business, financial condition and results of operations; two material weaknesses in the Company’s internal control over financial reporting have been identified, which could adversely affect the Company’s ability to report its financial condition and results of operations accurately and on a timely basis; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company’s obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, and U.S. tax treaties with non-U.S. countries (including The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under “Risk Factors” as set forth in the Company’s Form 10-K filed with the SEC for the year ended Dec. 31, 2005. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

ABOUT CB&I
CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
# # #
CB&I-2006-XX

VARIANCE FROM 2005 GUIDANCE *

	2005 Forecast as of	2005
	15-Feb-06	Actual
Significant Loss Projects	2	3
Impact to Plan EPS	$(0.30)	$(0.47)

Projects with Significant Margin Erosion	6	6
Impact to Plan EPS	$(0.23)	$(0.27)

Additional Allowance for Project Reviews	$(0.12)	$0.00

Project Segmentation Adjustments	$0.00	$(0.08)

Total Project Related Impact to Plan	$(0.65)	$(0.82)

Tax Rate	$(0.03)	$(0.13)

Foreign Currency Derivatives	$(0.04)	$(0.03)

Legal and Audit Fees	$(0.03)	$(0.02)

Offsetting Factors
Non-core Business Related Technology Sale	$0.05	$0.05
Benefit and Incentive Compensation Costs	$0.12	$0.13

Interest, net	$(0.01)	$(0.01)

Minority Interest	$(0.02)	$(0.02)

Other Misc, net	$0.10	$0.09

Total Non-Project Related Impact to Plan	$0.14	$0.06

Total EPS Impact to Plan	$(0.51)	$(0.76)
Excluding Project Review Allowance	$(0.39)	$(0.76)

Original EPS Guidance	$0.89-$0.93	$0.89-$0.93

Revised Guidance	$0.40-$0.50

Actual 2005 EPS		$0.16
* EPS figures represent the variance from CB&I’s original 2005 planning documents and were computed using the plan’s tax rate of 33% and the actual shares outstanding for 2005. The purpose of this supplemental information is to provide an overview of factors that impacted the Company’s 2005 performance. For audited financial results, refer to the 10-K filing.